Exhibit 10.5

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

AMENDMENT NO. 4 TO COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 4 to the Collaboration and License Agreement (this "Amendment") is made and entered into as of January 29, 2018 (“Effective Date”), by and between Kyowa Hakko Kirin Co., Ltd., a company organized and existing under the laws of Japan, with an address at 1-9-2 Ohtemachi, Chiyoda-ku, Tokyo, 100- 0004, Japan ("KHK") and Ultragenyx Pharmaceutical Inc., a company organized and existing under the laws of the State of Delaware, with an address at 60 Leveroni, Novato, California 94949, USA ("UGNX'').

RECITALS

A.

KHK and UGNX are parties to a Collaboration and License Agreement dated August 29, 2013, regarding the joint development and commercialization of KRN23 (the “Licensed Product”), an Amendment No. 1 to Collaboration and License Agreement effective as of September 24, 2015, an Amendment 2 effective as of November 28, 2016, and an Amendment 3 effective September 29, 2017 (collectively, the "Collaboration Agreement").

B.

Pursuant to Section 13.6 of the Collaboration Agreement, KHK wishes to conduct the Commercialization of the Licensed Product with UGNX in the Profit Share Territory through its Affiliate, Kyowa Kirin Inc. (“KKUS”).

C.

With the first approval and Commercialization of the Licensed Product in the United States anticipated in the near future, the Parties desire to further clarify their relationship related to the Profit Share Territory under the Collaboration Agreement.

D.	Terms defined in the Collaboration Agreement shall have the same meaning in this Amendment as they have in the Collaboration Agreement.
E.	All terms and conditions of the Collaboration Agreement not expressly addressed in this Amendment shall remain in full force and effect.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.	The following sentence will be added to the end of Section 5.4.

“In addition to the above, KKI, on behalf of Kyowa Hakko Kirin, will enter into a Safety Agreement with UGNX, that will supersede the above Safety Agreement and describe detailed pharmacovigilance processes and responsibilities of each Party.”

2.	A new Section 5.9 shall be added that provides as follows:

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Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

“5.9 BLA Transfer. [***] (or a mutually agreed-to period), of approval by FDA of a Biologics Licensing Application for Licensed Product (“BLA”), UGNX shall transfer ownership of any BLA to KKUS.

(a)Promptly after transferring the BLA to KKUS, UGNX shall send FDA a letter of the type described in 21 C.F.R. § 314.72, informing the agency of the transfer of the BLA to KKUS.
(b)At the same time, KKUS will send FDA a letter accepting the transfer of ownership and notifying FDA that KKUS is appointing UGNX as its agent for regulatory matters associated with each BLA.

(c)UGNX shall be responsible for contact to and from FDA, including emails and other correspondence, except as otherwise agreed to in writing by the Parties.  UGNX shall immediately share all FDA contacts with KKUS.  The Parties will agree on an electronic method to accomplish this sharing.”

3.	A new Section 5.10 shall be added that provides as follows:

“5.10 Labeling and Packaging. To the extent of commercialization in the United States, in accordance with 21 C.F.R. § 201.1(h)(5), the label, packaging and labeling of the Licensed Product will state as follows:

Manufactured by:

Kyowa Hakko Kirin Co., Ltd

Takasaki Plant

100-1 Hagiwara-machi, Takasaki

Gunma 370-0013, Japan

Manufactured for:

Kyowa Kirin Inc.

235 Route 202/206 Suite 6,

Bedminster NJ 07921

Distributed by:

Ultragenyx Pharmaceutical Inc.
Novato, CA 94949 USA”

However, should FDA require a change to the above wording, the Parties agree to amend it accordingly.”

4.	A new Section 5.11 shall be added that provides as follows:

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

“5.11 Other Reports to FDA and other Regulatory Authorities with respect to the Commercialization of the Licensed Product in the United States.

(a)

Each party shall be responsible for reporting payments or other transfers of value (“POTV”) made by that Party or any of its Affiliates or any of their respective Third Party contractors related to the conduct of the Commercialization of the Licensed Products or otherwise in connection with this Agreement to Recipients (as defined below), as required under the Sunshine Laws. “Sunshine Laws” means Applicable Laws requiring collection, reporting and disclosure of POTVs to certain healthcare providers, entities and individuals, including, without limitation, relevant provisions of the Patient Protection and Affordable Health Care Act of 2010 and implementing regulations thereunder.  “Recipients” means healthcare providers, teaching hospitals and/or other persons for whom ownership interest, transfers of value or payments must be reported under the Sunshine Laws.

(b)

KKUS shall be responsible for drafting all BLA supplements dealing with manufacturing changes or issues.  KKUS will submit these supplements to UGNX for its review and approval [***] prior to submission to FDA.

(c)

UGNX shall be responsible for drafting all other BLA supplements and FDA submissions.  UGNX shall submit all routine or planned BLA supplements and other submissions to KKUS for its review and approval [***] prior to submission to FDA.  For non-routine submissions to FDA that require expedited processing, UGNX will discuss and agree with KKUS on timing for the KKUS review.”

5.	A new Section 5.12 shall be added that provides as follows:

“5.12 National Drug Code Numbers. To the extent of the Commercialization of the Licensed Product in the United States, UGNX will obtain National Drug Code numbers (NDCs) for the various presentations of the Licensed Product.  KKUS will obtain its own NDCs for Licensed Product prior to the Profit Share Territory Transition Date.   After the Profit Share Territory Transition Date, UGNX grants KKUS the right to use its NDCs to the extent necessary to sell, manage, transfer and dispose of Licensed Product inventory bearing UGNX’s NDCs. The Parties agree to cooperate with each other to ensure a seamless transition of inventory and associated tasks.”

6.	A new Section 6.5 shall be added that provides as follows:

“6.5 Marketing Materials Review Process with Respect to the Commercialization of the Licensed Product in the United States.

6.5.1 Brand Book. KKUS and UGNX will jointly create a brand book and message platform for the Licensed Product, which will contain key claims and imagery.

6.5.2 KKUS Core Material Review.  KKUS [***] will have access to review core Marketing Materials before they are approved for distribution by UGNX or sent to the FDA on form 2253. [***]  At the request of either Party, a meeting will be held by telephone or in person to resolve any matters related to regulatory or legal.  Subject to Section 6.4 of this

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Agreement, UGNX shall have the final authority to determine the content of Marketing Materials through the day immediately preceding the Profit Share Territory Transition Date.  [***]

7.	A new Section 6.6 shall be added that provides as follows:

“6.6 Third Party Logistics. To the extent of the Commercialization of the Licensed Product in the United States, KKUS will select and contract with a Third Party logistics provider (“Third Party Logistics Provider”) to manage and control inventory of the Licensed Product, including picking, packing and shipping of Licensed Product and invoicing UGNX’s customers of the Licensed Product (“Customer”). Legal title to Licensed Product shall remain with KKUS until transfer to Customer or other Third Party destination specified by UGNX.  UGNX will have direct access to the inventory and sales information generated by the Third Party Logistics Provider.  [***]  Risk to inventory until the point of transfer to the Customer or other Third Party destination shall remain with KKUS.”

8.	A new Section 6.7 shall be added that provides as follows:

“6.7.  Transition of Commercial and Regulatory Activities in the United States.

6.7.1. Quarterly Commercial Meeting.  To the extent of the Commercialization of the Licensed Product in the United States, during the entire five-year collaboration period, UGNX and KKUS shall meet each quarter under the guidance of the JCT to review significant commercial developments related to the Licensed Product.

6.7.2 Year Preceding Transition. To the extent of the Commercialization of the Licensed Product in the United States, UGNX and KKUS agree to cooperate with each other and use best efforts to ensure a seamless transition of the Licensed Product from UGNX to KKUS upon the Profit Share Territory Transition Date.  The following activities shall occur during the year preceding the Profit Share Territory Transition Date:

(a)KKUS and UGNX shall form a Transition Committee that will hold a transition planning meeting to map and outline steps and key activities and timing.

(b)The Transition Committee shall draft plans for transition of supply, packaging, and labeling responsibilities, regulatory responsibilities and reporting (including Sunshine Laws, government pricing and adverse experience reporting), clinical trials, advisory boards, grants and sponsorships, continuing medical education programs, and communications with Customers and other third parties.  These plans will include transfer to KKUS of all documents and data that will assist in such transitions.

(c)Any required contract amendments with third parties will be initiated.  UGNX will cooperate as requested by KKUS to complete the assignment process.

(d) KKUS and UGNX will create a schedule that will allow KKUS personnel to observe in real time existing patient support service programs and other interactions with service providers and Customers, and to accompany UGNX personnel to these observations.  The schedule will be reasonable and not significantly disrupt the work of UGNX personnel.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

6.7.3 Training. UGNX and KKUS will train KKUS personnel on the programs, procedures and tasks that will be transitioned from UGNX to KKUS.”

9.	Section 7.5 shall be deleted and replaced as follows:

“7.5 Foreign Currency Exchange. For any currency conversion from the currency of one country in which the Licensed Products are sold into U.S. Dollars (or another currency if applicable) required in determining the Net Sales or any royalties or revenue share, such conversion shall be equal to the average exchange rate, over the applicable quarter, calculated at the conversion rate as reported by OANDA (www.oanda.com), or an equivalent resource as agreed by the parties, on the last Business Day of the quarter in which the applicable Net Sales were made.”

10.	A new Section 7.8 shall be added that provides as follows:

“7.8 Sale of Priority Review Voucher.  UGNX and KHK agree that they will share equally in the pre-tax net proceeds of the sale of the priority review voucher, defined as the sales price minus the costs associated with the sale.”

11.	A new Section 7.9 shall be added that provides as follows:

“7.9. Pricing and Cash Management with Respect to the Commercialization of the Licensed Product in the United States.

7.9.1KKUS will establish and maintain ownership of a Lockbox Account (as defined below) for all payments from Customers.  KKUS will provide UGNX with the ability to view the Lockbox Account.  For purposes of this agreement, “Lockbox Account” shall mean a remittance service whereby KKUS establishes an electronic lockbox account that is accessible by KKUS’s bank in order to receive Customers’ payments for Licensed Products invoiced by Third Party Logistics Provider under UGNX’s name.

7.9.2UGNX and KKUS agree to form a treasury committee that will oversee cash management issues with respect to the Licensed Product distributed by UGNX and invoiced by Third Party Logistics Provider under UGNX’s name, the composition of the treasury committee will be approved by the JSC.  KKUS, however, [***]

7.9.3    UGNX and KKUS agree to form a pricing committee for the purpose of establishing predefined pricing parameters to be jointly agreed upon, as well as for reviewing and approving on-going contractually offered discounts, rebates and other proposed price concessions.  This pricing committee will operate within the guidelines established by the JSC.  UGNX [***]

7.9.4    UGNX shall have the right to review gross to Net Sales of the Licensed Product which will be calculated by KKUS, on a quarterly basis.

7.9.5    If KKUS cannot book revenues of the Licensed Product invoiced by Third Party Logistics Provider under UGNX’s name due to changes in accounting guidance, the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

“Sales Order To Cash Process” (as defined below) will be amended as agreed by both Parties to achieve KKUS revenue recognition. “Sales Order To Cash Process” shall mean: A business process for receiving and processing Customer orders and payments.  This includes order creation, order fulfillment, distribution, invoicing, Customer payment collection and cash allocation.”

12.	A new Section 9.3 shall be added that provides as follows:

“9.3 Licensed Product-Related Contracts with Respect to Commercialization of the Licensed Product in the United States.

9.3.1 UGNX will upon request of KKUS send or otherwise make a copy of all supply, pricing, rebate, discount and other commercial contracts related to Licensed Product within [***]  Other commercial contracts set forth above shall include sponsorships, grants and charitable contributions but not such things as minor consulting agreements.

9.3.2 UGNX shall ensure that all Customer contracts provide UGNX and KKUS with access to and the right to audit the data supporting Net Sales calculations, as described in Section 9.1 of this Agreement.  All commercial contracts related to the Commercialization of the Licensed Product in the United States entered into by UGNX and the Customer shall permit assignment to KKUS upon UGNX’s written notice to the corresponding Customer and without any consent of such Customer.  Notwithstanding the foregoing, UGNX shall not assign any commercial contracts to KKUS without KKUS’s prior written consent for such assignment.”

13.	A new section 14.6 and 14.7 shall be added that provides as follows:

 “Additional Indemnity.

14.6  UGNX agrees to defend, hold harmless and indemnify the KHK lndemnitees from and against any and all Losses incurred by a KHK Indemnitee in connection with any and all Third Party claims arising or resulting from any document, other communication or activity used or made by UGNX in connection with Licensed Product in the Profit Share Territory that has not been provided to KHK based on the process described in Section 6.5 of the Agreement.  Nothing contained in this Section 14.6 is intended to limit the existing indemnity obligations of UGNX set forth in Section 14.1.  Any claim for indemnity under this Section 14.6 shall follow the procedure set forth in Section 14.3.

14.7  KHK agrees to defend, hold harmless and indemnify the UGNX lndemnitees from and against any and all Losses incurred by a UGNX Indemnitee in connection with any and all Third Party claims arising or resulting from any document, other communication or activity used or made by KKUS in connection with Licensed Product in the Profit Share Territory that has not been reviewed and approved by UGNX in accordance with the terms of the Agreement. Nothing contained in this Section 14.7 is intended to limit the existing indemnity obligations of KHK set forth in Section 14.1.  Any claim for indemnity under this Section 14.7 shall follow the procedure set forth in Section 14.3.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

IN WITNESS WHEREOF, the Parties have executed this Amendment, by their representatives duly thereunto authorized as of the Effective Date.

KYOWA HAKKO KIRIN CO., LTD By:/s/ Masahi Miyamoto Name:Masahi Miyamoto Title:Director of the Board, Managing Executive Officer; Director, Corporate Strategy & Planning Department Date:January 29, 2018	ULTRAGENYX PHARMACEUTICAL INC. By: /s/ Emil D. Kakkis Name: Emil D. Kakkis Title: President and Chief Executive Officer Date:January 29, 2018